FOR IMMEDIATE RELEASE

IPG Issues Statement With Respect to 4.75% Convertible Senior Notes

New York, NY – February 14, 2013 – The Interpublic Group of Companies (NYSE: IPG) is releasing this statement in connection with its announcement yesterday of its redemption of its 4.75% Convertible Senior Notes due 2023 to occur on March 15, 2013.  In its previous notice, Interpublic stated that Holders of its 4.75% Senior Notes who elect to convert their Notes are not entitled to the payment of accrued interest.  Interpublic is today announcing that, notwithstanding that statement, the Company has now decided to pay accrued interest on the next interest payment date, March 15, 2013, to Holders as of the record date who elect to convert their 4.75% Senior Notes during the period between the record date and the interest payment date.

The Company, after further careful review of the indenture provisions in question, continues to believe these provisions support its reading of the indenture concerning the payment of accrued interest.  Nevertheless, in the interest of maintaining continued good relations with its noteholders, the Company will elect to pay accrued interest on March 15, 2013 to Holders as of the record date who choose to convert their 4.75% Senior Notes during the period between the record date and the interest payment date.  Holders who elect to convert their Notes before the interest record date, March 1, 2013, will not receive accrued interest.

Interpublic Group   1114 Avenue of the Americas   New York, NY 10036   212-704-1200 tel  212-704-1201  fax

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About Interpublic
Interpublic is one of the world's leading organizations of advertising agencies and marketing services companies.  Major global brands include Draftfcb, FutureBrand, GolinHarris International, Huge, Initiative, Jack Morton Worldwide, Lowe and Partners, MAGNAGLOBAL, McCann, Momentum, MRM Worldwide, Octagon, R/GA, UM and Weber Shandwick.  Leading domestic brands include Campbell Ewald; Campbell Mithun; Carmichael Lynch; Deutsch, a Lowe and Partners Company; Gotham Inc.; Hill Holliday; ID Media; Mullen and The Martin Agency.  For more information, please visit www.interpublic.com.

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Contact Information
Tom Cunningham
(Press)
(212) 704-1326

Jerry Leshne
(Analysts, Investors)
(212) 704-1439

Interpublic Group   1114 Avenue of the Americas   New York, NY 10036   212-704-1200 tel  212-704-1201  fax